Exhibit 99.1
NEUSTAR, INC.
Summary of Non-Management Director Compensation
(effective July 1, 2006)

Annual Retainer	$35,000 payable quarterly in arrears.

Annual Committee Chair Retainer	$10,000 for the Audit Committee, $7,500 for the Compensation Committee and the Nominating and Corporate Governance Committee, and $5,000 for the Neutrality Committee and any special committee formed by the board of directors (all payable quarterly in arrears).

Annual Committee Meeting Retainer	Audit Committee members receive an additional annual retainer of $5,000 payable quarterly in arrears.

Annual Equity Award	•	Annual restricted stock unit grant equal to $110,000 divided by the closing price of NeuStar stock on the date of grant.
	•	The date of grant for the current year will occur on the later to occur of July 1, 2006 or the date on which directors are duly elected at the 2006 Annual Meeting of Stockholders.
	•	In each year after 2006, such grants shall be made on the first day of the calendar month following the election of directors at the annual meeting of the Company’s stockholders.
	•	The restricted stock units fully vest on the first anniversary of the date of grant.
	•	Upon vesting, each director’s restricted stock units will be automatically deferred into deferred stock units, which will be delivered to the director in shares of NeuStar stock six months following the director’s termination of Board service.